Exhibit 99.1

Contact:	Steve Reichenbach
Chief Financial Officer
253-850-3500

FLOW INTERNATIONAL ANNOUNCES FISCAL 2004

THIRD QUARTER RESULTS

Company Experiences Increased Order Activity in Both Businesses

KENT, Wash., March 16, 2004 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology equipment used for cutting, cleaning (surface preparation) and food safety applications, today reported results for its fiscal 2004 third quarter ended January 31, 2004. On a consolidated basis, FLOW reported revenues of $42.4 million and a net loss of $1.1 million, or $0.07 diluted loss per share, which includes restructuring charges of $1.3 million. For comparison, in the year-ago quarter the Company reported revenues of $30.5 million and a net loss of $41.6 million or $2.71 diluted loss per share; and in the fiscal 2004 second quarter the Company reported revenues of $43.7 million and a net loss of $3.3 million or $0.21 diluted loss per share. Results for the year-ago quarter include $32.8 million in charges related to accounts receivable and inventory reserves, goodwill impairments, valuation allowances on deferred tax assets and other adjustments.

During the fiscal 2004 third quarter, the Flow Waterjet Systems (“Waterjet Systems”) segment reported revenues of $31.3 million and a net loss of $1.2 million or $0.08 diluted loss per share. Included in Other Income, net of Waterjet Systems, is a realized gain of $2.6 million associated with the $3.3 million sale of the Company’s investment in marketable securities of WGI Heavy Minerals. The Avure Technologies (“Avure”) segment recorded revenues of $11.1 million and net income of $0.1 million or $0.01 diluted earnings per share.

“During the quarter, we experienced increased activity on both sides of our business, recording the highest number of Waterjet Systems orders in a single quarter, and adding to the growing backlog in our food and General Press business,” said Stephen R. Light, Flow’s President and Chief Executive Officer. “This increase in order activity comes at roughly the mid-point of our two-year restructuring, which included the shutdown and transfer of our European manufacturing to the U.S. during the quarter. We are on schedule with our restructuring program, and I believe we are in a strong position to take full advantage of an economic turnaround, as it gathers strength.”

For the nine months ended January 31, 2004, the Company recorded consolidated revenues of $123.3 million and a net loss of $11.6 million or $0.75 diluted loss per share. Results for the nine months include restructuring charges of $3.6 million. This compares to revenues of $112.4 million and a net loss of $54.5 million or $3.55 diluted loss per share for the first nine months of fiscal 2003, including the $32.8 million of charges recorded in the third quarter.

Segment Review

Waterjet Systems: For the quarter, Waterjet Systems reported revenues of $31.3 million and a net loss of $1.2 million or $0.08 diluted loss per share. For comparison, in the year-ago quarter the Company reported revenues of $30.2 million and a net loss of $26.6 million or $1.73 diluted loss per share; and in the fiscal 2004 second quarter the Company reported revenues of $33.0 million and a net loss of $1.4 million or $0.09 diluted loss per share. Included in the year-ago quarter were $26.4 million of adjustments related to accounts receivable and inventory reserves, intangible and long lived asset impairments, valuation allowances on deferred tax assets and other charges. Within Waterjet Systems sales during the quarter:

•	Total systems revenues were $20.2 million, compared to $19.6 million in the year-ago quarter and $20.9 million in the fiscal 2004 second quarter. The increase over the prior-year quarter is primarily a result of strength in the European and Asian markets. The third fiscal quarter typically represents the Company’s slowest quarter for domestic sales, as it falls during the seasonally slow fourth calendar quarter, when many companies have exhausted their calendar year capital expenditure budgets or postpone purchases until after the holiday season.

•	Consumables and spare parts revenues were $11.1 million, compared $10.6 million a year ago, and $12.1 in the fiscal 2004 second quarter. While the Company is currently seeing signs of recovery across most of its served markets, results for the third quarter, compared to the second quarter, were impacted by reduced domestic demand resulting from seasonality related to the end of the calendar year.

•	Outside of the United States, Waterjet Systems revenue for the quarter increased to $13.0 million, with sales to Asia and Europe up 15% and 53%, respectively, to $5.0 million and $5.7 million. Revenues in Asia and Europe were $4.3 million and $3.7 million in the year-ago quarter, and $5.4 million and $6.6 million in the fiscal 2004 second quarter, respectively.

•	Waterjet Systems sales to the automotive and aerospace markets decreased 16% to $6.5 million, compared to both the year-ago quarter and to the fiscal 2004 second quarter as the Company faced intense competition in its automation business and demand for systems by the automotive industry lagged in the current period.

Avure Technologies: For the quarter, Avure recorded revenues of $11.1 million and net income of $0.1 million or $0.01 diluted earnings per share. For comparison, in the year-ago quarter the Company reported revenues of $0.3 million and a net loss of $15.0 million or $0.98 diluted loss per share; and in the fiscal 2004 second quarter the Company reported revenues of $10.6 million and a net loss of $1.9 million or $0.12 diluted loss per share. Included in the year-ago quarter were $6.4 million of adjustments related to inventory reserves, intangible and long lived asset impairments, and other charges. Within the Avure segment during the quarter:

•

General Press revenues were $6.3 million. That compares to $4.1 million in the year-ago quarter, and $6.9 million in the fiscal 2004 second quarter. General Press production has been weak over the past several years; however, improved order volume over the last several quarters is now beginning to result in increased production. The Company’s General Press sales are recognized on a percentage-of-completion basis and vary depending on the Company’s backlog and overall economic activity, and long sales and production cycles, which can range from one to four years. Currently, the Company has backlog for General Press systems representing $21.5 million in revenues.

•	Avure’s Fresher Under Pressure® food product line revenues increased to $4.8 million, up from a negative $3.8 million in the year-ago quarter in which the Company reversed percentage of completion revenue due to a customer’s failure to fulfill its contractual obligations. In the fiscal 2004 second quarter, the company reported revenues of $3.7 million. During the third quarter just ended, the Company received an order from a nationally recognized ready-to-eat meat producer for 4 high pressure food processing systems plus an option to purchase an additional 4 systems. These orders represent the first substantial business activity in the ready-to-eat meat industry, which the Company considers to be one of the major developing markets for its new “Turn Key” or Ultra technology. The Ultra technology was developed in order to provide an increase in throughput rates and thus generate a lower per unit cost compared to the initial systems. Sales into the ready-to-eat market will require this lower per unit cost technology. Currently, the Company has backlog for high pressure food processing systems of $13.0 million, excluding these options.

•	During the quarter the Company terminated its relationship with The Food Partners, LLC, an investment banking firm specializing in the food industry, which had been retained to develop and implement value-maximizing strategic alternatives for Avure. Those alternatives included the continuation of operations in the present form, operations on a diminished scale, suspension of operations, shutdown, or a complete or partial divestiture. To date, the Company has not received an acceptable offer for the business. In response, the Company has downsized the business to a size at which continuing operations are expected to be accretive to earnings.

Update on Credit Agreements

FLOW’s current credit agreement with its senior lenders expires August 1, 2004. The Company is in discussions with certain of the senior lenders and other outside parties regarding a new long-term credit facility. While FLOW anticipates having the new facility in place before filing its annual report on Form 10-K for the year ending April 30, 2004, the Company believes that the success of obtaining long-term financing is contingent on modifying its subordinated debt agreement. This may include a partial repayment and conversion of some or all of the subordinated debt into equity securities, or may require raising additional equity capital, with the proceeds being used as part of the debt refinancing process. The Company is in the process of exploring each of these alternatives.

Conference Call

Flow International will host a conference call today, March 16, 2004 at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time) to discuss the results. A live Webcast of the call may be found at:

http://www.flowcorp.com/newsite/Investor_Center/investor_center_index.htm.

A Webcast replay of the call will also be available for two weeks.

About Flow International

Flow provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production. For more information, visit www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the July 29, 2003, Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements that, we are on schedule with our restructuring program and we believe we are in strong position to take full advantage of an economic turnaround, as it gathers strength; that the Company is currently seeing signs of recovery across most of its served markets; that improved General Press order volume is now beginning to result in increased production; that the Company considers the ready-to-eat (RTE) market to be one of the major developing markets for its new “Turn Key” or Ultra technology; that sales into the RTE market will require the lower per unit cost of the Ultra technology; that the Company has downsized the Avure business to a size at which continuing operations are expected to be accretive to earnings and that the Company believes that the success of obtaining long-term financing is contingent on modifying its subordinated debt agreement, which may include a partial repayment and conversion of some or all of the remaining subordinated debt into equity securities, or may require raising additional equity capital, with the proceeds being used as part of the debt refinancing process. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

(tables to follow)

Flow International Corporation

Statement of Operations

Segment Breakdown

(Unaudited)

Dollars in thousands, except per share data

	Three months ended January 31, 2004			Three months ended January 31, 2003
	Flow Waterjet Systems	Avure Technologies	Consolidated	Flow Waterjet Systems	Avure Technologies	Consolidated
Revenues	$31,329	$11,053	$42,382	$30,213	$333	$30,546
Cost of goods sold	19,915	5,898	25,813	26,379	4,634	31,013

Gross margin	11,414	5,155	16,569	3,834	(4,301)	(467)
Operating expenses	13,145	3,369	16,514	24,431	4,594	29,025

Operating (loss) income	(1,731)	1,786	55	(20,597)	(8,895)	(29,492)
Interest expense, net	(1,656)	(1,353)	(3,009)	(1,209)	(1,989)	(3,198)
Other income (expense), net	2,914	(324)	2,590	(944)	(2,289)	(3,233)

(Loss) income before taxes	(473)	109	(364)	(22,750)	(13,173)	(35,923)
Income tax expense	(775)	—	(775)	(3,485)	(1,827)	(5,312)

(Loss) income before discontinued operations	(1,248)	109	(1,139)	(26,235)	(15,000)	(41,235)
Discontinued operations, net of tax	—	—	—	(384)	—	(384)

Net (loss) income	$(1,248)	$109	$(1,139)	$(26,619)	$(15,000)	$(41,619)

Diluted (loss) earnings per share	$(0.08)	$0.01	$(0.07)	$(1.73)	$(0.98)	$(2.71)

Flow International Corporation

Statement of Operations

Segment Breakdown

(Unaudited)

Dollars in thousands, except per share data

	Nine months ended January 31, 2004			Nine months ended January 31, 2003
	Flow Waterjet Systems	Avure Technologies	Consolidated	Flow Waterjet Systems	Avure Technologies	Consolidated
Revenues	$97,859	$25,394	$123,253	$95,373	$17,008	$112,381
Cost of goods sold	61,943	15,738	77,681	69,702	15,669	85,371

Gross margin	35,916	9,656	45,572	25,671	1,339	27,010
Operating expenses	37,315	11,578	48,893	47,385	13,757	61,142

Operating loss	(1,399)	(1,922)	(3,321)	(21,714)	(12,418)	(34,132)
Interest expense, net	(5,150)	(4,626)	(9,776)	(3,873)	(4,328)	(8,201)
Other income (expense), net	2,839	(68)	2,771	(1,311)	(2,741)	(4,052)

Loss before taxes	(3,710)	(6,616)	(10,326)	(26,898)	(19,487)	(46,385)
Income tax expense	(1,780)	—	(1,780)	(7,831)	—	(7,831)

Loss before discontinued operations	(5,490)	(6,616)	(12,106)	(34,729)	(19,487)	(54,216)
Discontinued operations, net of tax	526	—	526	(241)	—	(241)

Net loss	$(4,964)	$(6,616)	$(11,580)	$(34,970)	$(19,487)	$(54,457)

Diluted loss per share	$(0.32)	$(0.43)	$(0.75)	$(2.28)	$(1.27)	$(3.55)

Flow International Corporation

Consolidated Statement of Operations

(Unaudited)

Dollars in thousands, except per share data

	Three months ended January 31,			Nine months ended January 31,
	2004	2003	% Change	2004	2003	% Change
Revenues	$42,382	$30,546	39%	$123,253	$112,381	10%
Cost of goods sold	25,813	31,013	-17%	77,681	85,371	-9%

Gross margin	16,569	(467)	NM	45,572	27,010	69%

Operating expenses:
Marketing	6,531	10,827	-40%	19,766	27,047	-27%
Research and engineering	2,974	3,696	-20%	8,863	10,324	-14%
General and administrative	5,697	7,357	-23%	16,650	16,626	0%
Restructuring	1,312	—	NM	3,614	—	NM
Goodwill impairment	—	7,145	NM	—	7,145	NM

	16,514	29,025	-43%	48,893	61,142	-20%

Operating income (loss)	55	(29,492)	NM	(3,321)	(34,132)	-90%
Interest expense, net	(3,009)	(3,198)	-6%	(9,776)	(8,201)	19%
Other income (expense), net	2,590	(3,233)	NM	2,771	(4,052)	NM

Loss before taxes	(364)	(35,923)	-99%	(10,326)	(46,385)	-78%
Income tax expense	(775)	(5,312)	-85%	(1,780)	(7,831)	-77%

Loss before discontinued operations	(1,139)	(41,235)	-97%	(12,106)	(54,216)	-78%
Discontinued operations, net of tax	—	(384)	NM	526	(241)	NM

Net loss	$(1,139)	$(41,619)	-97%	$(11,580)	$(54,457)	-79%

Basic and diluted loss per share:
Loss before discontinued operations	$(0.07)	$(2.68)	-97%	$(0.79)	$(3.53)	-78%
Net loss	(0.07)	(2.71)	-97%	(0.75)	(3.55)	-79%

Weighted average shares outstanding (000):
Basic	15,359	15,359		15,359	15,345
Diluted	15,359	15,359		15,359	15,345

NM = not meaningful

Flow International Corporation

Supplemental Data

(Unaudited)

Dollars in thousands

	Three months ended January 31,			Nine months ended January 31,
	2004	2003	% Change	2004	2003	% Change
Segment revenue breakdown:
Flow Waterjet Systems:
Systems	$20,245	$19,571	3%	$62,092	$60,443	3%
Consumable parts and services	11,084	10,642	4%	35,767	34,930	2%

Total	31,329	30,213	4%	97,859	95,373	3%
Avure Technologies:
Fresher Under Pressure	4,750	(3,780)	NM	9,160	2,817	NM
General Press	6,303	4,113	53%	16,234	14,191	14%

Total	11,053	333	NM	25,394	17,008	49%

	$42,382	$30,546	39%	$123,253	$112,381	10%

Geographic breakdown:
United States	$24,003	$15,641	53%	$67,759	$60,958	11%
Rest of Americas	2,370	4,225	-44%	9,870	12,664	-22%
Europe	11,009	6,340	74%	30,414	25,120	21%
Asia	5,000	4,340	15%	15,210	13,639	12%

	$42,382	$30,546	39%	$123,253	$112,381	10%

Depreciation and amortization expense	$1,584	$3,032	-48%	$4,817	$7,638	-37%

Capital spending	$1,125	$1,406	-20%	$5,009	$3,635	38%

NM = not meaningful Flow International Corporation Condensed Balance Sheet Data Dollars in thousands
	January 31, 2004	April 30, 2003	% Change
	(unaudited)
Cash	$16,369	$15,045	9%
Receivables, net	32,143	34,600	-7%
Inventories	29,297	40,883	-28%
Total current assets	86,489	100,140	-14%
Total assets	131,867	146,264	-10%

Total debt	$81,870	$88,408	-7%
Total liabilities	134,661	138,480	-3%
Total shareholders’ (deficit) equity	(5,109)	5,459	NM